EXHIBIT 5.1

GOODWIN PROCTER LETTERHEAD

May 1, 2003

Summit Properties Inc.
309 East Morehead Street, Suite 200
Charlotte, North Carolina 28202

Re:	Legality of Securities to be Registered Under
Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished in connection with the registration statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 4,000,000 shares (the “Shares”) of common stock, par value $.01 per share, of Summit Properties Inc., a Maryland corporation (the “Company”), that may be issued by the Company pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

In connection with rendering this opinion, we have examined (i) the Amended and Restated Articles of Incorporation of the Company, as amended to date and on file with the Maryland State Department of Assessments and Taxation, (ii) the Bylaws of the Company, as amended to date, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Registration Statement and the exhibits thereto, and (v) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion other than as to the laws of the United States of America and The Commonwealth of Massachusetts and the Maryland General Corporation Law (which includes applicable reported judicial decisions interpreting the Maryland General Corporation Law). To the extent that any other laws govern any of the matters as to which we express an opinion herein, we have assumed, without independent investigation, that the laws of such jurisdiction are identical to those of The Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct.

Based upon the foregoing, we are of the opinion that when the Shares have been issued and the Company has received full payment for the Shares in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the reference therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP